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RISK  FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this Annual Report before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS  RELATED  TO  OUR  FINANCIAL  CONDITION  AND  BUSINESS  MODEL

IF  WE  DO  NOT  OBTAIN  ADDITIONAL  FINANCING,  OUR  BUSINESS  WILL  FAIL.

Our current operating funds are less than necessary to complete the exploration of the optioned mineral claims, and therefore we will need to obtain additional financing in order to complete our business plan. As of November 30, 2001, we had cash in the amount of $362. We currently do not have any operations and we have no income. Our business plan calls for significant expenses in connection with the exploration of our optioned mineral claim. While we have sufficient funds to carry out phase one of the recommended exploration program on the Cedar mineral claim, we will require additional financing in order to complete the
full-recommended  exploration  program.   We  will  also  require  additional
financing if the costs of the exploration of our optioned mineral claim are greater than anticipated. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including the market prices for silver, lead and zinc, investor acceptance of our property, and investor sentiment. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders. The only other anticipated alternative for the financing of further exploration would be the offering by us of an interest in our properties to be earned by another party or parties carrying out further exploration thereof, which is not presently contemplated.

IF WE DO NOT COMPLETE THE REQUIRED OPTION PAYMENTS AND CAPITAL EXPENDITURE REQUIREMENTS MANDATED IN OUR OPTION, WE WILL LOSE OUR INTEREST IN THE CEDAR MINERAL CLAIM AND OUR BUSINESS MAY FAIL.

We are obligated to make additional option payments and incur exploration expenditures on the optioned mineral claim in order to exercise the option and obtain a 100% interest in the Cedar mineral claim. We must issue a total of 50,000 additional

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shares  of  our common stock and incur exploration expenditures in the amount of
$135,000 in order to exercise this option. We will require substantial additional capital to fund the continued exploration of our optioned mineral claim and exercise the option. If we do not make the additional option payments or meet the exploration expenditures required by the option agreement, we will forfeit our interest in the optioned mineral claim and will have no interest in the optioned mineral claim. We have no agreements for additional financing and we can provide no assurance to investors that additional funding will be available to us on acceptable terms, or at all, to continue operations, to fund new business opportunities or to execute our business plan. If we lose our interest in the optioned mineral claim, then there is a substantial risk that our business will fail.

BECAUSE WE HAVE NOT COMMENCED BUSINESS OPERATIONS, WE FACE A HIGH RISK OF BUSINESS FAILURE.

We have not even begun the initial stages of exploration of our optioned mineral claim, and thus have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on October 17, 2000 and to date have been involved primarily in organizational activities and the acquisition of the optioned mineral claim. We have not earned any revenues as of the date of this Report. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our optioned mineral claim and the production of minerals thereon, if any, we will not be able to earn profits or continue operations.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

BECAUSE OF THE SPECULATIVE NATURE OF EXPLORATION OF MINING PROPERTIES, THERE IS SUBSTANTIAL RISK THAT NO COMMERCIALLY EXPLOITABLE MINERALS WILL BE FOUND AND THIS BUSINESS WILL FAIL.

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The  search  for  valuable  minerals  as  a  business is extremely risky. We can provide investors with no assurance that the mineral claims that we have optioned contain commercially exploitable reserves of silver, lead or zinc. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us in the exploration of the optioned mineral properties may not result in the discovery of commercial quantities of ore. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

BECAUSE OF THE INHERENT DANGERS INVOLVED IN MINERAL EXPLORATION, THERE IS A RISK THAT WE MAY INCUR LIABILITY OR DAMAGES AS WE CONDUCT OUR BUSINESS.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

EVEN  IF  WE  DISCOVER  COMMERCIAL  RESERVES  OF PRECIOUS METALS ON OUR OPTIONED
MINERAL PROPERTIES, WE MAY NOT BE ABLE TO SUCCESSFULLY OBTAIN COMMERCIAL PRODUCTION.

The optioned mineral properties do not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade, we will require additional funds in order to place the Cedar mineral claim into commercial production. At this time we can provide investors with no assurance that we will be able to obtain such financing.

WE  NEED  TO  CONTINUE  AS  A  GOING  CONCERN  IF  OUR  BUSINESS  IS TO SUCCEED.

There are a number of factors that raise substantial doubt about the ability of Southborrough Ventures to continue as a going concern. Such factors are:
Southborrough Ventures is in a net loss position; Southborrough Ventures has not obtained profitable operations; and Southborrough Ventures is dependent upon obtaining adequate financing. If Southborrough Ventures is not able to continue as a going concern, it is likely investors will lose their investments.


RISKS  RELATED  TO  OUR  MARKET  AND  STRATEGY

If we do not obtain clear title to the mining properties, our business may fail.

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While  we  have obtained geological reports with respect to the optioned mineral properties, this should not be construed as a guarantee of title. The properties may be subject to prior unregistered agreements or transfers or native land claims, and title may be affected by undetected defects. Our optioned mining properties have not been surveyed and therefore, the precise locations and areas of the properties may be in doubt.

RISKS  RELATED  TO  LEGAL  UNCERTAINTY

IF  WE  BECOME  SUBJECT  TO  BURDENSOME  GOVERNMENT  REGULATION  OR  OTHER LEGAL
UNCERTAINTIES,  OUR  BUSINESS  WILL  BE  NEGATIVELY  AFFECTED.

There are several governmental regulations that materially restrict the use of ore. Under the Mining Act of British Columbia, to engage in certain types of exploration will require work permits, the posting of bonds, and the performance of remediation work for any physical disturbance to the land. Also, to operate a working mine, the British Columbia Environmental Assessment Act may require an environmental review process.

In addition, the legal and regulatory environment that pertains to the exploration of ore is uncertain and may change. Uncertainty and new regulations could increase our costs of doing business and prevent us from exploring for ore deposits. The growth of demand for ore may also be significantly slowed. This could delay growth in potential demand for and limit our ability to generate revenues. In addition to new laws and regulations being adopted, existing laws may be applied to mining that have not as yet been applied. These new laws may increase our cost of doing business with the result that our financial condition and operating results may be harmed.


RISKS  RELATED  TO  THIS  OFFERING

BECAUSE OUR PRESIDENT, MR. JOHN TAYLOR, OWNS 30% OF OUR OUTSTANDING COMMON STOCK, HE WILL MAKE AND CONTROL CORPORATE DECISIONS THAT MAY BE DISADVANTAGEOUS TO OTHER MINORITY SHAREHOLDERS.

Mr. John Taylor, our director and President, owns approximately 30% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Taylor may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

BECAUSE OUR PRESIDENT HAS OTHER BUSINESS INTERESTS, HE MAY NOT BE ABLE OR WILLING TO DEVOTE A SUFFICIENT AMOUNT OF TIME TO OUR BUSINESS OPERATIONS,
CAUSING  OUR  BUSINESS  TO  FAIL.

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Our  president,  Mr.  Taylor  is  presently  required  to  spend only 15% of his business time on business management services for our company. While Mr. Taylor presently possesses adequate time to attend to our interests, it is possible that the demands on Mr. Taylor from his other obligations could increase with the result that he would no longer be able to devote sufficient time to the management of our business. In addition, Mr. Taylor may not possess sufficient time for our business if the demands of managing our business increased substantially beyond current levels.

BECAUSE  MANAGEMENT  HAS  ONLY  LIMITED  EXPERIENCE  IN MINERAL EXPLORATION, THE
BUSINESS  HAS  A  HIGHER  RISK  OF  FAILURE.

Our management has only limited experience in mineral exploration. As a result of this inexperience, there is a higher risk of our being unable to complete our business plan in the exploration and exploitation of our optioned mineral property.

IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We currently plan to apply for listing of our common stock on the NASD over the counter bulletin board. However, we can provide investors with no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.


IF  A  MARKET  FOR  OUR  COMMON STOCK DEVELOPS, OUR STOCK PRICE MAY BE VOLATILE.

If a market for our common stock develops, we anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors, including:

  (1)   actual  or  anticipated  variations  in  our  results  of  operations;
  (2)   our  ability  or  inability  to  generate  new  revenues;
  (3)   increased  competition;  and
  (4)   conditions  and  trends  in  the  mining  industry.

Further, if our common stock is traded on the NASD over the counter bulletin board, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

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OUR  SHARES  CONSTITUTE  PENNY  STOCK

The shares of our common stock constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in Southborrough Ventures will be subject to rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.



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